Exhibit 99.1

             Quaker Fabric Reports Second Quarter Financial Results

     FALL RIVER, Mass.--(BUSINESS WIRE)--July 28, 2005--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $68.9 million, a net loss of ($10.3 million), and diluted and basic losses per share of ($0.61) for the three-month period ended July 2, 2005; compared to net sales of $73.1 million, a net loss of ($0.5 million), and diluted and basic losses per share of ($0.03) for the corresponding period of fiscal 2004. Quaker's financial results for the second quarter of fiscal year 2005 include after-tax asset impairment, restructuring and related charges of $9.4 million, as well as a $1.2 million tax credit related to the favorable settlement of a state income tax refund claim. Excluding these charges and tax credit, net loss for the second fiscal quarter of 2005 was ($2.1 million), or ($0.12) per diluted share.
     Results of operations for the first six months of fiscal year 2005 were net sales of $128.1 million, a net loss of ($13.4 million), and diluted and basic losses per share of ($0.80); compared to net sales of $157.5 million, net income of $2.0 million, and diluted and basic earnings per share of $0.11 and $0.12, respectively, for the corresponding period of fiscal 2004. Excluding asset impairment, restructuring and related charges and the tax credit recorded in the second quarter, net loss for the first six months of fiscal 2005 was ($5.2 million), or ($0.31) per share.
     "Domestic market conditions - particularly the strength of imported leather and faux suede products, excess inventory throughout the distribution chain and the deflationary effects of heavy competition from both domestic and foreign fabric suppliers - continue to negatively affect our top-line performance, with net sales for the quarter down 5.8% and domestic fabric sales of $50.4 million off 13.3% versus last year. International fabric sales, at $8.4 million for the quarter, essentially held their own in comparison to last year, and yarn sales, at $10.2 million for the quarter, continued to show significant growth. New orders during the second quarter were down 18.2%, and we ended the quarter with an order backlog valued at approximately $15.4 million, compared to $14.6 million at year-end 2004 and $21.6 million at the end of last year's second quarter," commented Larry Liebenow, Quaker's President and CEO.
     "Despite a slight pick-up in our gross margin percentage during the second quarter, declining sales, together with higher energy and raw material costs - in particular, costs related to the problems we had earlier in the year ensuring a reliable supply of acrylic yarns and fibers - continued to take their toll on our margin performance, and it is clear that we still have considerable work to do when it comes to getting our margins back to where they need to be. In addition, our second quarter operating margin reflects approximately $9.4 million of asset impairment and restructuring expenses, including a $5.4 million write-off of goodwill and a $3.7 million asset impairment charge. A $2.2 million charge related to the prepayment of debt in connection with our May refinancing effort, various banking and professional fees related to that deal and certain charges associated with the reduction in force we completed in June were also recorded during the quarter," Mr. Liebenow added.
     "We remain determined to restore the company to profitability as quickly as possible. To that end, we took steps during the second quarter to reduce our annual costs by an additional $6.0 million. We are also continuing to consolidate our Fall River manufacturing operations into fewer facilities, and we are actively marketing our excess real estate, including the sixty acres of undeveloped land we own in Fall River. These steps, along with the $26.0 million of annual variable and fixed costs we have taken out of our cost structure since last August, are part of a broader restructuring process intended to bring our operating costs in line with current market conditions, including continued heavy competition from Chinese imports in certain segments, and to generate cash flows sufficient to reduce further our already low debt load," Mr. Liebenow added.
     "The overall goal of our restructuring effort is to build volume, cut costs and allocate our resources in a way that will enable us to reach both our financial and strategic objectives, and with respect to growing our top-line, we are very pleased by the response our newest product introductions received at the High Point Showtime Fabric Fair held earlier this month. We were particularly encouraged by the excitement generated by our major new collection of domestically-produced sueded products. These products are intended to give Quaker's customers a range of new high performance and differentiated alternatives to imported commodity faux suedes - and to give us a highly competitive entree in that market segment. We believe they're a success on both counts. We are also making good progress on our efforts to expand our presence in the novelty yarn markets, with second quarter sales into that market up 64.0% and demonstrating strong potential for continued growth. And we are very excited about taking our first steps into the outdoor fabric market, with our first-ever product line for that market slated for introduction later this year," Mr. Liebenow concluded.
     The company also reported amending its $70.0 million senior secured credit facility; a process that Quaker management noted had been completed earlier in the week.
     Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world.
     THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS, ANY INTERRUPTION IN THE SUPPLY OF RAW MATERIALS USED BY THE COMPANY AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2004 FORM 10-K.

     (Tables Follow)


                      QUAKER FABRIC CORPORATION

                  CONSOLIDATED FINANCIAL STATEMENTS
                (In thousands, except per share data)

                       STATEMENTS OF OPERATIONS

                               Second Quarter       Six Months Ended
                                    Ended

                              July 2,   July 3,     July 2,   July 3,
                               2005      2004        2005      2004
                             --------- ---------   --------- ---------

Net sales                     $68,885   $73,132    $128,100  $157,516
Cost of products sold          58,751    59,733     110,285   125,422

                             --------- ---------   --------- ---------
Gross profit                   10,134    13,399      17,815    32,094
Selling, general and admin.
 expenses                      12,566    13,381      24,715    27,406
Goodwill impairment             5,432                 5,432
Restructuring charges and
 asset impairments              3,662                 3,662
                             --------- ---------   --------- ---------
Operating income (loss)       (11,526)       18     (15,994)    4,688

Other expenses
    Interest expense              695       860       1,443     1,707
    Early extinguishment of
     debt                       2,232                 2,232
    Other expenses,
     (income)                      44       (36)        132       (52)

                             --------- ---------   --------- ---------
Income (loss) before
 provision for income taxes   (14,497)     (806)    (19,801)    3,033
Provision (benefit) for
 income taxes                  (4,155)     (324)     (6,369)    1,077
                             --------- ---------   --------- ---------
Net income (loss)            $(10,342)    $(482)   $(13,432)   $1,956
                             ========= =========   ========= =========

Earnings (loss) per common
 share - basic                 $(0.61)   ($0.03)     $(0.80)    $0.12
                             ========= =========   ========= =========

Weighted average shares
 outstanding - basic           16,826    16,820      16,826    16,815
                             ========= =========   ========= =========

Earnings (loss) per common
 share - diluted               $(0.61)   ($0.03)     $(0.80)    $0.11
                             ========= =========   ========= =========

Weighted average shares
 outstanding - diluted         16,826    17,141      16,826    17,224
                             ========= =========   ========= =========

Note: Earnings per common share amounts for the quarters and for the six month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the six month period amounts.


Ratio analysis:
---------------
Gross profit margin              14.7%     18.3%       13.9%     20.4%
S.G. & A. as a percentage of
 net sales                       18.2%     18.3%       19.3%     17.4%
Operating margin                -16.7%      0.0%      -12.5%      3.0%
Net margin                      -15.0%     -0.7%      -10.5%      1.2%

Order backlog                                       $15,431   $21,596
-------------

                      QUAKER FABRIC CORPORATION

       Reconciliation of Operating Income (loss) as Reported to
                  Pro Forma Operating Income (loss)

                           Second Quarter          Six Months
                               Ended                 Ended

                              July 2,               July 2,
                               2005                  2005
                             ---------             ---------

Operating loss, as reported  $(11,526)             $(15,994)
    Restructuring charges
     and asset impairments      3,662                 3,662
    Goodwill impairment         5,432                 5,432
    Plant relocation and
     duplicate occupancy
     costs                        371                   371
                             ---------             ---------
Pro forma operating loss      $(2,061)              $(6,529)
                             =========             =========




                      QUAKER FABRIC CORPORATION

              Reconciliation of Net Loss as Reported to
                          Pro Forma Net Loss

                          Second Quarter           Six Months
                              Ended                  Ended

                              July 2,               July 2,
                               2005                  2005
                             ---------             ---------

Net loss, as reported        $(10,342)             $(13,432)
    Early extinguishment of
     debt, net of income
     taxes                      1,424                 1,424
    Restructuring charges
     and asset impairments,
     net of income taxes        2,336                 2,336
    Goodwill impairment         5,432                 5,432
    Plant relocation and
     duplicate occupancy
     costs, net of income
     taxes                        237                   237
Tax benefit from settlement
 of R&D claims                 (1,167)               (1,167)
                             ---------             ---------
Pro forma net loss            $(2,080)              $(5,170)
                             =========             =========
Pro forma net loss, per
 share                         $(0.12)               $(0.31)
                             =========             =========


                          CONDENSED BALANCE SHEETS


                                        July 2,    January 1,
                                         2005        2005
                                       ---------   ---------
Assets
  Current assets:
     Cash and cash equivalents           $1,077      $4,134
     Accounts receivable                 41,123      40,708
     Inventories                         46,323      43,533
     Prepaid expenses and
      other current assets               11,788      12,130
                                       ---------   ---------
      Total current assets              100,311     100,505

  Property, plant and equipment, net    149,946     158,480
  Goodwill, net of amortization               0       5,432
  Other assets                            3,475       2,088
                                       ---------   ---------
                                       $253,732    $266,505
                                       =========   =========
Liabilities and Stockholders' Equity
     Current maturities of long term
      debt and short term debt          $29,900     $40,000
     Accounts payable and accrued
      expenses                           21,378      26,055
                                       ---------   ---------
      Total current liabilities          51,278      66,055

     Total debt                          51,900      40,000
       Less: current maturities of
        long term debt                   (3,000)          0
       Less: short term debt            (26,900)    (40,000)
                                       ---------   ---------
  Total long-term debt                   22,000           0
  Deferred income taxes and
   other liabilities                     26,901      33,958
  Stockholders' equity                  153,553     166,492
                                       ---------   ---------
                                       $253,732    $266,505
                                       =========   =========


     CONTACT: Quaker Fabric Corporation
              Larry A. Liebenow, 508-646-2264
              Paul J. Kelly, 508-646-2251
              Cynthia L. Gordan, 508-646-2261